Exhibit 99.1

Pep Boys CEO Larry Stevenson Resigns
 - Non-Executive Chairman Bill Leonard Named Interim CEO -

PHILADELPHIA — July 18, 2006 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the resignation of CEO and Director Larry Stevenson.  Non-executive Chairman Bill Leonard was named interim CEO, effective immediately.

Mr. Leonard has served on Pep Boys’ Board of Directors since 2002 and as its Chairman since February.  From 1992 through his retirement in 2004, he served as an officer, and ultimately President & Chief Executive Officer of ARAMARK Corporation.

“On behalf of the Board, I want to thank Larry for his efforts during the past three and a half years, particularly in strengthening our management team and improving our retail offering,” said Leonard.

He continued, “I look forward to working with our management and our more than 20,000 associates to realize the potential of the Pep Boys brand and national footprint.”

The Board has appointed a special committee to conduct a search among internal and external candidates for a permanent CEO.

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Bill Furtkevic, 215-430-9676
Internet: http://www.pepboys.com